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VIAVID

communications simplified.

Microvast, Inc.

Presentation

April 19, 2021

CORPORATE PARTICIPANTS

Stephen Vogel, Chairman and Chief Executive Officer, Tuscan Holdings Corp.

Shane Smith, Chief Operating Officer, Microvast, Inc.

Dr. Wenjuan Mattis, Chief Technology Officer, Microvast, Inc.

Sascha Kelterborn, Chief Revenue Officer, Microvast, Inc.

Ashish Gupta, Investor Relations, ICR

WEBCAST PARTICIPANTS

Michael Shlisky

Jon Lopez

Sean Milligan

Dan Levy

David Bell

PRESENTATION

Stephen Vogel

Thank you for joining us today for the Microvast investor update. My name is Stephen Vogel, CEO and Chairman of Tuscan Holdings Corp. Before getting started, I want to urge shareholders as of March 17th to vote FOR the extension amendment.

Second, I want to dispel some misconceptions out there. We have received investor inquiries about whether Tuscan Holdings Corp. management or officers can purchase shares and be eligible to vote on the extension, acting as a possible extension vote safety net. This is simply not true. We are unable to do so and urge shareholders to vote in FOR the extension amendment.

Turning to the transaction, for background, I sponsored my first SPAC back in 2017 and I've sponsored or led several additional SPACs since then.

Tuscan originally came to market with a mandate outside of technology, but through various relationships and collaborations we were able to source merger candidates with extraordinary technology and large addressable markets. In every case we focused on great executive leadership and companies with distinct advantages over its peers.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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We were fortunate to find those attributes and more in Microvast. As we conducted our diligence on Microvast, we were particularly encouraged by their impressive performance and safety. And unlike many of the high profile IPOs in the modern mobility and EV space, Microvast has a long history of operations and has generated meaningful revenues over the past 10 years. As the company transitions to a focus on western markets, we believe their opportunity in commercial vehicles is limitless, as evidenced by their landmark commercial cooperation agreement with FPT Industrial, the global powertrain brand of CNHI.

Most importantly, the company has nearly 30,000 battery systems on the road today with no significant safety incidents. It is the company’s comprehensive technology portfolio and total vertical integration that differentiates Microvast from its peers.

Number one, they produce everything from cells to packs. Number two, Microvast’s gradient cathode provides for greater energy density which is quite meaningful and an impressive advancement in battery chemistry.

Number three, and in my view the company’s greatest technology asset, is its proprietary aramid separator that provides for exceptional thermal stability, safety and greatly improved charging time.

Microvast and Tuscan launched our PIPE with Morgan Stanley in January and it became immediately apparent that investors realized the value of the company’s technology portfolio and its commercial successes. We originally intended to raise $225 million but due to the overwhelming response we successfully raised $500 million. With over $750 million of fresh capital from dedicated investors including BlackRock, Koch Industries and strategic partners including Oshkosh, we believe Microvast has a very promising and lucrative road ahead.

With that, I’d like to introduce you to Microvast’s COO and Head of Americas, Shane Smith.

Shane Smith

Thank you, Stephen.

I’d like to introduce the Microvast Executive Management. My name is Shane Smith and I’m the Chief Operating Officer. Dr. Wenjuan Mattis, the Chief Technology Officer, and Sascha Kelterborn, the Chief Revenue Officer are on the call and will be presenting today.

Filling out our team, Leon Zheng is the Chief Financial Officer, and the Founder and Chief Executive Officer is Mr. Wu Yang, who I would like to take minute to introduce.

Mr. Wu is a very gifted entrepreneur with Microvast being his eighth successful business, all which have been unrelated. In 2006, Mr. Wu started Microvast in Houston, Texas. By assembling a team of scientists that did not have a traditional battery background to encouraged innovation, he keenly believed that the performance of the lithium-ion battery was competing against the internal combustion engine rather than using traditional consumer battery technology as a starting point like so many other companies chose to do at the time.

The three underlying battery features Mr. Wu envisioned 14 years ago were fast charging to ensure mobile, long-life to minimize the total cost of ownership, and design for safety from the start, giving the insatiable demand for higher energy density. These features are foundational to the innovative technologies and products that we are shipping to our customers today.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Today our batteries are integrated in more than 28,000 vehicles running in 160 cities in 19 countries, and have traveled over 3.8 billion miles.

Microvast is a fully vertically integrated battery company, meaning that we design, develop and manufacture a complete battery system starting with the battery materials: cells, modules, packs and the battery management system. Why is this important? It enables the leading battery cell performance that we offer today. It shortens the development lifecycle, and offers more flexibility when customizing a battery solution leveraging our breadth of capabilities. Finally, a vertically integrated supply chain eliminates static (phon) margins.

Microvast’s experience in business started by concentrating on China, the largest and fastest growing electrification market at the time. Where the battle for business was one dimensional, the lowest price won. Over the last 18 months, Microvast has shifted its focus to the European Union and United States where the battery performance of our products are highly valued, resulting in numerous customer wins.

Our products and technology have been validated by some of the largest OEMs in the world, resulting in landmark contracts that potentially exceed $1.5 billion. Microvast is highly differentiated in four key areas. First, we have a strong product portfolio with an existing customer base where we have won more business than we have capacity for. Having recently raised over $800 million, we have already initiated our capacity expansion plans to support our rapidly growing customer demand.

Secondly, our battery solutions that have been on the road for over 10 years allows us to move the discussion with our customers from a theoretical estimate to field validation. Very few battery companies can offer this level of proven data.

The next area of differentiation is our battery components. We manufacture a high-temperature aramid separator, primarily used to keep the anode and cathode from coming in contact with each other. This product is essential in maintaining the margin of safety as the industry pushes for higher energy density.

Finally, Microvast is the only company who can produce a full concentration gradient cathode material in high volume production. This technology once again improves the battery’s margin to safety, enables higher energy density and lowers cobalt content, resulting in lower cost.

I’d like to give you a snapshot of our geographical footprint today. We are headquartered in Houston, Texas. We have a manufacturing facility in Huzhou, China made up of 1.7 million square feet of buildings where we manufacture cells, modules, packs and the four key components of making a battery cell, the anode, the cathode, the electrolyte and the separator. We hare 170,000 square feet of building space right outside of Berlin, Germany where we manufacture module and pack. And finally, we’re converting an existing building northwest of Nashville in Clarksville, Tennessee that has 577,000 square feet of building space where we manufacture cell, module and pack.

Microvast is engaged in four major markets. I’d first like to introduce commercial vehicles. Commercial vehicles is defined as light, medium, heavy duty trucks, buses, trains, AGVs, mining trucks and specialty vehicles. In this segment we find that commercial vehicles are often fairly expensive assets. They traditionally operate in predefined areas and are often required to operate 24/7 to maximize the return on investment. Microvast’s manufacturing of these types of high performing batteries meet these types of challenging applications where we have to balance energy density with long cycle life. These are the number of charges and discharges that a battery will experience in its lifetime where we’re targeting 10-plus years of operation, sometimes 15 so it can match the life of the asset, and then we want to make sure that—our customers want to make sure these assets stay on the road, like I said earlier, 24/7, so charge time has to be very rapid, somewhere between 10 and 30 minutes.

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Our customers have found that the traditional commoditized battery that’s found in passenger vehicles are not conducive for commercial vehicles. We take the same product portfolio that we already have in production today and we’ve already launched our strategy of engaging high performance energy storage solutions where grid management or high frequency regulation is required, the product line that we have meet these types of applications very well, and so far that is moving very well with our customers as we promote those products.

Knowing passenger OEMs have plans to make their own batteries, we are engaged in providing our battery components such as the aramid separator and gradient cathode for passenger vehicles. We’re doing relatively the same strategy of promoting our battery components for the consumer electronic market where those devices, the demand to make those devices last longer but do it safely are key aspects that we can deliver with our battery components.

How big are these markets? Plenty of sandbox. Almost $30 billion TAM in a market that is only 1.5% in vehicles that make up 30% to 40% of the value of the vehicle that resides in the battery. You can see right here in this graph, these are the number of commercial vehicles per year according to Bloomberg New Energy Finance and you can see this right here, this green area representing electrification of those vehicles is a very steep curve and this is the opportunity that we see ahead of us. The other three markets that I addressed are equally large: passenger vehicle market, energy storage and consumer electronics.

I’ll now turn it over to our Chief Technology Officer, Dr. Mattis.

Dr. Wenjuan Mattis

Thank you, Shane.

Good morning everyone. Very nice to meet you today. My name is Wenjuan Mattis. I have been working on the development of the Li-ion battery technology for over 16 years. I hold 22 papers and 81 patents. In Microvast I’m responsible for the development of the battery materials - cell, module and the pack, including the BMS and the central control systems - from R&D to pre-mass production.

As Stephen and as Shane has mentioned, Microvast has been dedicated in developing battery technology for electric vehicles for 15 years. We follow the market and have been powering the x-EVs worldwide for 10 years. We’ve established R&D, production and the business.

On this slide we’re delighted to demonstrate the comparison of the Microvast products with our peers, the largest ones in the world. As earlier noted, Microvast is uniquely positioned in focusing on the commercial vehicle space while most of the major peers are passenger vehicle focused. Why do we focus on commercial vehicles? Because of its earlier EV adoption, the broader range of use cases, the more stringent performance requirements and the resilience due to use under the harsher conditions. Such as the passenger vehicles operate a couple of hours per day while the commercial vehicles need to operate eight to 24 hours per day. Therefore, the CV batteries need to double to quadruple the passenger vehicle battery cycle life and to offer faster charging and higher power capabilities. The total cost of ownership is calculated over longer lives and its heightened customer that focus on the requirements that focus on the performance, so the technology for commercial vehicles is more difficult but more profitable. And by the way, the CV market is massive, so the commercial vehicle is our prioritized choice with our current capacity. But as a matter of fact, we are also supplying for passenger vehicles, which we will talk about more on Page 15.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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When we apply our high performance battery created for commercial vehicles onto the passenger vehicles, we will create amazing performance that we will review later.

I would also like to point out that many of our peers offer single chemistry while Microvast offer all major chemistries on the market, LTO, NMC, LFP.

The products in the first three rows have been in production as early as 10 years ago and each of them outperforms their peers. Those are third-party tested and market validated, both through the customer wins and the extensive real world deployment experience as shown on Page 10.

Beyond the historic wins, we have a robust pipeline of the identified opportunities that Sascha will bring insights to you in the commercial section.

The last row on this page is the next generation battery product to come which has been validated by Argon National Lab. This product offer 30% higher energy density comparing with the current PB technology and still yet offers fast charging and long cycle life capabilities, as all the other products made by Microvast. This technology has won Microvast the R&D 100 Award in 2019. This is like the Oscar award in all the technological awards. People do dress up to attend the awards ceremony and we were the only winner in the lithium battery field.

There are more products in the pipeline such as solid state battery, lithium metal battery to reach higher than 1000 watt hour per liter energy density and 80 degrees Celsius high temperature cell which is highly appreciated by a high end passenger vehicle company for their sports car application.

On the next page, I would like to put things in perspective. What type of BEV performance can Microvast create with our in production line product? On the right, listed the general specs of the high end BEV, and if we replace the battery with Microvast’s high energy product that has been in production since 2019, the NMC-2 product, this whole car can be fully charged within 30 minutes and with one full charge our battery can offer 20% more mileage and roughly three times of the cycle life. Putting all those parameters together, that leads to about 1 million miles of lifetime throughput and this is three to four times of a regular EV. But of course, we don’t need 1 million miles from a passenger vehicle, not yet, but that’s exactly our point.

Our batteries are made for the more demanding applications and the passenger vehicle commodity batteries cannot meet the lifetime requirements of a commercial vehicle. When multiple replacements are required, that would greatly damage the total cost of ownership.

We won a $1 billion labor business from one of our European customers and this is one of Sascha’s significant wins that he will share with you more in his session. I’d like to just talk about how we won technically.

Considering the size of this project, we were competing with all major players in the world and amongst all of them Microvast offered the highest energy density and we were the only one can meet the fast charging and the long cycle life requirements from the customer. Our design to fit better enabled by the vertical integration fit the customer’s space claim perfectly.

The same product is also being evaluated by a member of the German passenger vehicle makers and the U.S. OEMs.

On the next page, I’d like to summarize how Microvast is differentiating from our peers. Microvast have developed the product for the CV application, as we discussed, which exceeds the performance of a PB commodity batteries and demonstrated our superior product in the real world deployment experience.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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I summarize our technological successes into these three columns. Microvast has the broadest chemistry and the capabilities of manipulating all the way into the material level, and we have a whole spectra of cell products which has been verified and benchmarked that are highly differentiating. From the end user to chemistry, we have a complete approach, full customization and that leads to the faster development cycle product to the markets, higher efficiency, cheaper developmental cost and better quality guarantees. Let’s discuss each of these columns in detail.

First of all, the heart of the BEV is the battery pack. All the energy in the pack comes from the cell and the performance of the cell fundamentally depends on the battery materials. To build the best, the highest performance battery, that’s what driven Microvast into this vertical integration, just like Apple building the microprocessors. Microvast has over one decade of designing and manufacturing expertise in battery components, from the cathode material, anode material, to separator to electrolyte. We have gained an intimate knowledge of how those components interact with each other under specific conditions, and we have been mass producing those materials as well, such as the electrolytes we have internally, our 3,000 tons per year production line has been running for 10 years, and the cathode material, a 600-pound per year line for the full concentration cathode material, and 2,700 tons of anode production line for LT and 5 million square meters annual production for the 100% polyaramid separator. That differentiates us from the most of other battery makers who source their components from vendors.

Also, it’s important to note that the cell makers do not have the right to produce the materials they did not invent or have the license for. While Microvast has invented and manufactured all four key battery materials to ensure the unique performance in the cells, and further, into module and the pack. With that, we can also ensure the leading time of our technology because the material patents are the strongest patents that are legally protected for decades.

Our success is founded on our deep technology portfolio which is fully owned and protected by over 550 patents and the thousands of know-hows within the company.

Amongst all the battery materials Microvast makes, two products stand out that no one else has in the world. One is the 100% polyaramid separator, and the other is the full concentration grid in the cathode material. I will talk about them one by one.

The current separators in the market are most made of polyethylene or polypropylene, the same material as plastic bags and plastic bottles. Microvast manufactures the one-of-a-kind high-temperature 100% polyaramid separator. That is based on the same material as bulletproof vests, which have outstanding thermal, mechanical, chemical and electrochemical stabilities. Polyaramid itself is intrinsically nonflammable. It does not melt. It does not dissolve in any solvent. It’s extremely difficult to handle, but we have made it into 10 micrometer thick, several meters wide and thousands of meters long industrial separator product. Just to give an idea of what 10 micrometer thick is, the diameter of our hair is about 70 micrometer.

With this separator, we increased the stability of the separator from 150 degrees C to 300 degrees Celsius. That is nearly 600 Fahrenheit. Why is 300 degrees important? Because of the function of the separator is to separate the cathode and anode, and the separator needs to outlast the cathode material. Cathode material starts to decompose at 230 degrees C, while polyethylene and polypropene separator would greatly shrink at 138 and 168 degrees C, respectively. Even with the ceramic coating, they will significantly shrink below 200 degrees C, so that’s not enough. That shrinkage can lead to a massive internal shortage which can lead to thermal runaway and even explosion of the battery.

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Comparably, polyaramid separator holds its integrity at 300 degree C. That’s beyond the thermal stability of the cathode material. This revolutionary invention offers a significant safety improvement even at a smaller thickness, which offers more energy boost to a battery.

One safety feature of the solid state battery is the unshrinking separator and we are there. So with this technology we won a U.S. CAR Award. U.S. CAR is the organization comprised of GM, Ford and Chrysler. We won a $1 million award to benchmark our polyaramid separator which has been publicly announced by U.S. CAR. One of the technical leaders stated that our aramid commercial separator is the greatest breakthrough in battery separator technology in the past 20 years.

Another unique product of Microvast is the full concentration gradient cathode material. This material offers—the cathode material offers all the energy in a lithium battery and also takes more than 50% of the cost of a cell. Microvast is the only one in the world who can produce FCG cathode material in the industrial scale. As showing in this illustration, the FCG material differentiates from all the homogenous cathode materials in the market. FCG technology allows us to be specific about the distribution of the transaction metal elements across this particle, so that we can maximize the energy content in the particle with high safety and lowest cobalt content to minimize the risk and also to minimize the cost.

The FCG material we produce can offer 20% higher capacity than what’s available in the market and yet stays 10% lower in cost. This has been validated by Argon National Lab and we won a low-cost, fast-charging U.S. CAR project with this technology which is also publicly announced.

Our strategy is to supply these materials to passenger car makers and the consumer electronics. The business strategy is clearly profit orientated to ensure faster ROI.

Into the second column, we have a whole spectra of the cell products which have been verified and benchmarked that are highly differentiating. This allows Microvast to access the applications of our industry and this broadness makes us less vulnerable to the commercial success of any single technology. We talk about LTO and NMC in the previous page. We are supplying LFP to SAIC (Shanghai Motor), the largest OEM in China. In this project we competed with CTL, the largest cell maker in the world. We won by performance and by price. This win also demonstrates our production line has a high quality control up to the stringent automobile standards.

The third column, vertical integration. To build the best and highest performance, that’s what’s driven us into this vertical integration, which also comes first, significant competitive advantages to shorten the product development cycle, to win the race on the tech evolution by eliminating the need to iterate with the vendors. It minimizes the cost and ensures the quality control from the materials in the product from R&D to mass production, and it customizes the solution to the clients’ needs, shortens the entering market time, and also creates a higher bar for the competitors to reach due to the material development takes decades.

It also gives us the flexibility to seamlessly with any customer. We can offer it to the whole power solution level, at the pack level, module level, cell level and in the future into the components level.

I’d like to wrap up this page by quoting one of our customers, a large integrator. They say, “Since Microvast can provide a fully integrated battery system based on the industry-leading components and chemistries, some of their competitors do not offer the ideal chemistry. They other competitors cannot deliver the performance today, leading Microvast with a preferred battery solution and a two-year market lead for a new and growing application.”

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On the next page I want to give you a glance at Microvast’s mass production line. From the four key battery materials on the left to standardize the cell module and the pack, there are videos that are available online for you to review more of our company’s facilities and the business showcase.

On the top right corner, lists two examples of our power system solutions that Microvast offered for the delivery trucks and commercial buses. We have invested in significant manufacturing capacity to support the existing contracts and the future growth.

With that, I would like to pass on to Sascha for him to tell you more about our commercial successes.

Sascha Kelterborn

Thanks, Wenjuan. Good morning, everybody. My name is Sascha Kelterborn and I am the Chief Revenue Officer.

Vertical integration as well as a variety of chemistries from hybrid over full electric to fuel cell battery applications and later to solid state and other future technologies are the basis of our commercial success, as my colleagues already mentioned, but I need to underline this once more.

Total cost of ownership calculations now in our field commercial vehicle solutions are very important and with our battery technology, high safety, high energy density, as well as long cycle life, the TCO is easier to achieve than with classical mass market stand-up chemistries.

Our chemistries are the perfect fit for commercial vehicle applications and for today overengineered for classical market passenger car needs, and this I really say as a German. This is top-notch technology which fits incredibly good to commercial vehicles.

But let me jump to what a few customers of ours and show you the proof-of-concept and start with FPT.

We signed an industrial and commercial cooperation agreement with FPT, the global powertrain brand of CNHI Industrial Group. We developed a full battery solution for FPT for commercial vehicle applications. We enabled FPT to design and assemble battery packs in-house at their facility in Turin, Italy. We supply FPT with battery models which we manufactured in our new facility near Berlin, Germany, and sent to FPT in Turin where they will be integrated into the locally produced battery packs. These solutions will be offered and integrated in CNHI Industrial vehicles as well as to what third party customers.

The second customer I would like to mention is ZF, the second biggest Tier 1 supplier in the world. The Peterbilt truck in the photo on the left side is a joint project between ZF and Microvast. This truck you will see at the end of my speech in a small video and it’s marked with a battery logo of Microvast. In this partnership, ZF is delivering the electric motor and the electric powertrain, and we are delivering the battery solution for this commercial vehicle, this new electric platform solution.

Dana, the same concept we do with Dana. Microvast is a strategic supplier of Dana. Dana is delivering the powertrain and we are delivering the battery for electric platform solutions.

Oshkosh agreed to make $25 million strategic investment in the PIPE. We signed a joint development agreement highlighting future battery collaborations and integrations. This long-term partnership will support Oshkosh’s technology strategy which is focused on electrification and the development of advanced products. All these customers are focused on an electric platform concept and this with the help of Microvast batteries.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Let me mention another one, Cargotec, a port equipment customer. Applications run 24 hours, seven days a week. These are real heavy duty applications and we need a special chemistry for that.

Let me mention two further customers. One is a new one, SAFRA. Microvast was nominated as the battery supplier for the full electric bus, hybrid bus and as well as retrofit bus of this French bus OEM. Under this framework supply agreement, Microvast will supply up to 2000 battery packs over the next three years, starting actually since March 2021. Microvast’s battery packs are expected to be certified with ECE R100 by June 2021, so that the vehicle can conform to the ECE regulations. Very important.

To underpin our business plan from the business development side, the big advantage is we are able to supply battery components - separator, full concentration, gradient cathode material. As an example, when car companies go in-house for their cell production this means we still have the business and this is very important to mention here. A solid business plan long run. Microvast can custom design cells, modules and packs based on vehicle designs to optimize performance and black box spaces. This is very important since a lot of electric platform concepts are not any more designed by the OEM itself; they are designed by the tier suppliers today.

The Paris Agreement and the written commitment of the commercial vehicle OEMs to be fossil fuel free in 2040 further underpins our business plan strategy.

The last company I want to mention in my session today is Garcon (phon). With the French company Garcon we are also supporting a new full electric vehicle platform concept with our battery solution. This new concept will be presented to the market within the next eight weeks. I am very, very proud of that as well. Same we do, as mentioned already before, with FPT, ZF and Dana, always powertrain, electric motors are coming from the tier suppliers, battery from Microvast, and Microvast and that tier suppliers are synchronizing it jointly with the aim to have an optimized electric vehicle platform solution available for the market.

Now, we will show you a short video of two electric platform applications from our customer side. I hope you enjoy them. Thanks.

(Video presentation)

Shane Smith

Thank you, Sascha. What I want to show you now is a traditional bottoms-up forecast by customer, by product. Unlike some forecasts you may see, these products assume the ones that we already have in production today, so sometimes when you do these traditional forecasts your sales team may say, “Hey, if I have this great product, I could do a lot with it.” We took that variable out and we focused only on the commercial vehicles for this slide.

You can see we had $5.9 billion worth of opportunities between now and 2025, so then we took a weighted forecast of that with the criteria being 50, 75, 90 and 100. In order to get 100% you had to have a signed contract and we had some 90% options where we have a regular customer that buys from us every year but don’t have a long-term contract with them. Then 75 and 50, again, were gauged or sampling and measuring the likelihood of winning. That makes up $4.1 billion. Of our 100% signed contract between now and 2025 we have about a billion dollars and we expect that to grow. Some of the contracts are longer than the timeframe we measured, so you can see we have $1.5 billion of signed contract through 2027. This makes up about 25% of signed contract revenue over the next five years.

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Finally, we have a revenue and EBITDA margin by market segment. We took the commercial vehicle that I just showed you on the previous slide. It’s here in the blue, keeping the consistent color, for battery components that we have already launched a strategy, we have already engaged with passenger OEMs, R&D underway, product evaluation is going on. We don’t forecast revenue until 2023 for the aramid separator, and for the gradient cathode, not until 2025, making sure there’s enough design time from R&D to actual getting into high volume product production with our customers.

For energy storage, we’re giving us enough runway where we don’t assume revenue until 2022.

For EBITDA margin by segment, you can see we have improved EBITDA margin. That’s easy to explain as we’ve highlighted earlier. The one-dimensional cell of low-cost wins in China that we have—this company has experienced over a significant amount of time, the last 18, 24 months have shown that we can get accretive margins through our products because the products are actually tested at a much more stringent level. The specifications are validated. There’s a lot of shake, rattle and roll before any kind of judgment is made in terms of award being won. When you win those in the West, they definitely offer significantly more margin than our historical customer base.

In closing, Microvast has established itself as a battery technology innovator with a field proven product portfolio that has been validated by multiple marquis customer wins. As we continue to shift our focus to the Western markets, we see a $30 billion commercial vehicle market opportunity with only 1.5% of those vehicles electrified today. We see European regulations requiring 100% renewable energy by 2040. We see a potential $2 trillion U.S. infrastructure plan allocating $174 million for electric vehicles such as 645,000 federal fleet vehicles, 40,000 diesel transit vehicles and 20% of our school buses. The funding also calls for 500,000 electric vehicle charging stations and tax incentive packages. With so many promising opportunities on the horizon, Microvast is in a providential position to benefit from these significant tailwinds. We believe the electrification revolution is underway and will be an exciting and prosperous ride for many years to come.

Stephen Vogel

Thank you Shane. I want to close by thanking everyone for joining us today. Again, I want to urge Tuscan shareholders as of March 17th to vote FOR the extension amendment. We appreciate your support and look forward to updating the market on our progress.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Additional Information and Where to Find It

In connection with the annual meeting of stockholders, Tuscan Holdings Corp., a Delaware corporation (“Tuscan”) filed a definitive proxy statement with the SEC on March 24, 2021 (“Annual Meeting Proxy Statement“). Additionally, in connection with the proposed transaction (the “Proposed Transaction”) involving Tuscan and Microvast, Inc. a Delaware corporation (“Microvast”), Tuscan intends to file relevant materials with the SEC, including a proxy statement. On February 16, 2021 Tuscan filed a preliminary proxy statement with the SEC relating to the Proposed Transaction (collectively, “Merger Proxy Statement“). This document is not a substitute for the Annual Meeting Proxy Statement or the Merger Proxy Statement. INVESTORS AND SECURITY HOLDERS AND OTHER INTERESTED PARTIES ARE URGED TO READ THE ANNUAL MEETING PROXY STATEMENT FOR MORE INFORMATION ABOUT THE PROPOSALS TO BE BROUGHT BEFORE THE ANNUAL MEETING, TO READ THE MERGER PROXY STATEMENT FOR MORE INFORMATION ABOUT THE PROPOSED TRANSACTION WITH MICROVAST, AND TO READ ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE. The Annual Meeting Proxy Statement and Merger Proxy Statement and other documents that may be filed with the SEC (when they are available) can be obtained free of charge from the SEC’s website at www.sec.gov. These documents (when they are available) can also be obtained free of charge from Tuscan upon written request to Tuscan at Tuscan Holdings Corp., 135 E. 57th St., 17th Floor, New York, NY 10022.

No Offer or Solicitation

This communication is for informational purposes only and is not intended to and shall not constitute a proxy statement or the solicitation of a proxy, consent or authorization with respect to any securities in respect of the Proposed Transaction and shall not constitute an offer to sell or the solicitation of an offer to buy or subscribe for any securities or a solicitation of any vote of approval, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Participants in Solicitation

This communication is not a solicitation of a proxy from any investor or securityholder. However, Tuscan and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the annual meeting of stockholders and Tuscan, Microvast, and certain of their directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the Proposed Transaction under the rules of the SEC. Information about Tuscan’s directors and executive officers and their ownership of Tuscan’s securities is set forth in Tuscan’s filings with the SEC, including Tuscan’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, which was filed with the SEC on March 25, 2021. To the extent that holdings of Tuscan’s securities have changed since the amounts included in Tuscan’s Annual Report, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Additional information regarding the participants is also included in the preliminary proxy statement filed on February 16, 2021 and will be included in the definitive proxy statement, when it becomes available. When available, these documents can be obtained free of charge from the sources indicated above. Additional informaiton is also included in the definitive proxy statement which was filed with the SEC on March 24, 2021 and mailed to Tuscan’s stockholders on or about March 25, 2021.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results, our plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “believe,” “intend,” “plan,” “projection,” “outlook” or words of similar meaning. These forward-looking statements include, but are not limited to, statements regarding Microvast’s industry and market sizes, future opportunities for Tuscan, Microvast and the combined company, Tuscan’s and Microvast’s estimated future results and the Proposed Transaction, including the implied equity value, the expected transaction and ownership structure and the likelihood and ability of the parties to successfully consummate the Proposed Transaction. Such forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond our control. Actual results and the timing of events may differ materially from the results anticipated in these forward-looking statements.

In addition to factors previously disclosed in Tuscan’s reports filed with the SEC and those identified elsewhere in this communication, the following factors, among others, could cause actual results and the timing of events to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) failure of Tuscan’s stockholders to approve the extension amendment proposal; (2) the inability to complete the Proposed Transaction or, if Tuscan does not complete the Proposed Transaction, any other business combination; (3) the inability to complete the Proposed Transaction due to the failure to meet the closing conditions to the Proposed Transaction, including the inability to obtain approval of Tuscan’s stockholders, the inability to consummate the contemplated PIPE financing, the failure to achieve the minimum amount of cash available following any redemptions by Tuscan stockholders, the failure to meet the Nasdaq listing standards in connection with the consummation of the Proposed Transaction, or the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive agreement; (4) costs related to the Proposed Transaction; (5) a delay or failure to realize the expected benefits from the Proposed Transaction; (6) risks related to disruption of management time from ongoing business operations due to the Proposed Transaction; (7) the impact of the ongoing COVID-19 pandemic; (8) changes in the highly competitive market in which Microvast competes, including with respect to its competitive landscape, technology evolution or regulatory changes; (9) changes in the markets that Microvast targets; (10) risk that Microvast may not be able to execute its growth strategies or achieve profitability; (11) the risk that Microvast is unable to secure or protect its intellectual property; (12) the risk that Microvast’s customers or third-party suppliers are unable to meet their obligations fully or in a timely manner; (13) the risk that Microvast’s customers will adjust, cancel, or suspend their orders for Microvast’s products; (14) the risk that Microvast will need to raise additional capital to execute its business plan, which may not be available on acceptable terms or at all; (15) the risk of product liability or regulatory lawsuits or proceedings relating to Microvast’s products or services; (16) the risk that Microvast may not be able to develop and maintain effective internal controls; (17) the outcome of any legal proceedings that may be instituted against Tuscan, Microvast or any of their respective directors or officers following the announcement of the Proposed Combination; (18) risks of operations in the People’s Republic of China; and (19) the failure to realize anticipated pro forma results and underlying assumptions, including with respect to estimated stockholder redemptions and purchase price and other adjustments.

Actual results, performance or achievements may differ materially, and potentially adversely, from any projections and forward-looking statements and the assumptions on which those forward-looking statements are based. There can be no assurance that the data contained herein is reflective of future performance to any degree. You are cautioned not to place undue reliance on forward-looking statements as a predictor of future performance as projected financial information and other information are based on estimates and assumptions that are inherently subject to various significant risks, uncertainties and other factors, many of which are beyond our control. All information set forth herein speaks only as of the date hereof in the case of information about Tuscan and Microvast or the date of such information in the case of information from persons other than Tuscan or Microvast, and we disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this communication. Forecasts and estimates regarding Microvast’s industry and end markets are based on sources we believe to be reliable, however there can be no assurance these forecasts and estimates will prove accurate in whole or in part. Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.